Exhibit 99.2


                        JOINT FILERS' NAMES AND ADDRESSES




1. Warburg Pincus Partners LLC
2. Warburg Pincus LLC
3. Warburg Pincus & Co.
4. Charles R. Kaye
5. Joseph P. Landy




 The business address for all six of the above reporting persons is:


 c/o Warburg Pincus LLC
 466 Lexington Avenue
 New York, NY 10017